Exhibit 99.1

Masimo Reports Second Quarter 2008 Financial Results

Record results mark 20th consecutive quarter of revenue growth

Q2 2008 Highlights:

•	Product revenues increased 30% to a record $61.9 million

•	Direct (Non-OEM) Business revenues increased by 46%

•	Shipped 29,000 new pulse oximeters and Pulse CO-Oximeters

Irvine, California, August 4, 2008 – Masimo Corporation (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Measure-Through-Motion-and-Low-Perfusion pulse oximetry, today announced its financial results for the 2008 second fiscal quarter.

For the second quarter of 2008, Masimo reported product revenues of $61.9 million representing a 30% increase over $47.6 million for the second quarter of 2007. Including royalty revenues, Masimo reported total 2008 second quarter revenues of $74.8 million compared to $63.7 million for the second quarter of 2007. Net income for the 2008 second quarter was $10.6 million or $0.18 per common share compared to $10.6 million or $0.13 per common share for the second quarter of 2007.

During the second quarter of 2008, Masimo also reported that it shipped 29,000 Masimo SET and Masimo Rainbow SET oximetry units, excluding handheld units, compared to 29,700 units in the same prior year quarter. For the first half of 2008, Masimo shipped 57,600 new units representing an annualized increase of 24% over the estimated 471,000 Masimo units in the market as of December 2007 and has now increased its total worldwide net installed base to 515,000 units. In the second quarter of 2008, revenues from Masimo Rainbow SET products increased 40% from the same prior year quarter.

Joe E. Kiani, Chairman and Chief Executive Officer of Masimo, said, “We believe that the benefit to patients, clinicians and hospitals of our life saving Masimo SET and Masimo Rainbow SET technologies continue to create momentum for the adoption of our products. Despite the generally difficult economic environment, we believe our business model continues to resonate with hospitals who demand the best technology for their patients. In addition, after a strong first quarter, we are pleased that sales of our Rainbow SET products have continued to gain momentum and set a new record in the second quarter of 2008.”

As of June 28, 2008, cash and cash equivalents totaled $102.9 million—an increase from both December 29, 2007 of $96.7 million and from March 29, 2008 of $86.3 million. As previously announced, during the 2008 first fiscal quarter, Masimo repaid in full a $26.7 million debt obligation, the majority of which was established in early fiscal 2007.

Financial Guidance

Based on the results of the first half of fiscal year 2008, Masimo now expects its total fiscal year 2008 product revenues to be approximately $253 million and total revenues, including royalties, to be approximately $300 million. These figures are up from the previous guidance of $246 million and $292 million, respectively. Masimo also now expects earnings per common share to be approximately $0.64 per share, up from the prior guidance of $0.52 per share.

Conference Call

Masimo will hold a conference call today at 2:00 p.m. PT (5:00 p.m. ET) to discuss the results. The dial-in numbers are (866) 356-3095 for domestic callers and (617) 597-5391 for international callers. The reservation number for both dial-in numbers is 90085495. A live web cast of the conference call will be available online from the “Investor Relations” page of the Company’s corporate web site at www.masimo.com.

After the live web cast, the call will remain available on Masimo’s website through September 4, 2008. In addition, a telephonic replay of the call will be available until August 18, 2008. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 86583404.

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through-Motion-and-Low-Perfusion pulse oximetry, known as Masimo SET, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures total hemoglobin (SpHb™), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet® ), and PVI™, in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

This press release includes forward-looking statements. All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations, prospects and business generally; the market acceptance of our technologies and products; the value of measuring new parameters; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and expectations for total revenues, product revenues, GAAP earnings per share, non-GAAP pro forma earnings per share and stock based compensation expenses for the full fiscal year 2008. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our reliance on Masimo SET and related products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; the failure to continue developing innovative products and technologies; the lack of acceptance of any new products and technologies of ours; obtaining regulatory approval of our current and future products and technologies, including the recently announced total hemoglobin measurement; the loss of our customers the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008 filed with the Securities and Exchange Commission on May 1, 2008. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

# # #

Masimo Corporation

Investor Contact:

Mark P. de Raad

Executive Vice President and Chief Financial Officer

Masimo Corporation

(949) 297-7080

mderaad@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

Masimo Corporation

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpCO, SpMet, PVI, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 29, 2007	June 28, 2008
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$96,733	$102,903
Accounts receivable, net of allowance for doubtful accounts	26,970	29,576
Royalties receivable	13,866	11,375
Inventories	23,110	29,256
Prepaid expenses	7,084	7,079
Deferred tax assets	14,334	14,334
Other current assets	1,543	1,156

Total current assets	183,640	195,679
Deferred cost of goods sold	26,249	27,764
Property and equipment, net	11,164	11,837
Deferred tax assets	5,332	5,332
Restricted cash	513	518
Intangible assets, net	5,589	6,793
Goodwill	448	448
Other assets	2,576	2,539

Total assets	$235,511	$250,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,640	$16,810
Accrued compensation	12,409	13,059
Accrued liabilities	6,211	5,135
Dividends payable	183	183
Deferred revenue	16,827	21,946
Current portion of long-term debt	11,539	647

Total current liabilities	61,809	57,780
Deferred revenue	366	336
Long-term debt, less current portion	19,502	285
Other liabilities	3,768	3,837

Total liabilities	85,445	62,238
Commitments and contingencies
Stockholders’ equity
Common stock	55	56
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	143,297	162,399
Accumulated other comprehensive loss	(1,034)	(923)
Retained earnings	8,957	28,349

Total stockholders’ equity	150,066	188,672

Total liabilities and stockholders’ equity	$235,511	$250,910

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share information)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008
Revenue:
Product	$47,627	$61,850	$93,391	$121,523
Royalty and license fee	16,053	12,916	29,243	24,353

Total revenue	63,680	74,766	122,634	145,876
Cost of goods sold	17,919	21,403	34,820	42,524

Gross profit	45,761	53,363	87,814	103,352
Operating expenses:
Research and development	5,460	5,980	10,914	12,278
Selling, general and administrative	21,577	30,366	42,979	59,895
Antitrust litigation	465	277	475	445

Total operating expenses	27,502	36,623	54,368	72,618

Operating income	18,259	16,740	33,446	30,734
Non-operating income (expense):
Interest income	189	625	544	1,584
Interest expense	(685)	(60)	(1,112)	(703)
Other	170	75	211	178

Total non-operating income (expense)	(326)	640	(357)	1,059

Income before provision for income taxes	17,933	17,380	33,089	31,793
Provision for income taxes	7,377	6,779	13,436	12,401

Net income	10,556	10,601	19,653	19,392
Accretion of preferred stock	(1,956)	—	(3,913)	—
Undistributed income attributable to preferred stockholders	(5,802)	—	(10,630)	—

Net income attributable to common stockholders	$2,798	$10,601	$5,110	$19,392

Net income per common share:
Basic	$0.17	$0.19	$0.31	$0.35

Diluted	$0.13	$0.18	$0.25	$0.32

The following table presents details of the stock based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008
Cost of goods sold	$45	$75	$78	$104
Research and development	164	607	275	1,019
Selling, general and administrative	$849	$1,487	$1,295	$2,624

MASIMO CORPORATION

Reconciliation of GAAP to Non-GAAP Earnings per Share

(unaudited)

The following tables provide a comparison of our earnings per share calculated under Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, or EITF 03-6, and SFAS No. 128 “Earnings per Share”, or SFAS 128, in accordance with GAAP and the non-GAAP if-converted method based solely upon SFAS No. 128. The non-GAAP if-converted method assumes conversion of all shares of our preferred stock into common stock as of December 31, 2006.

Upon closing of the Company’s initial public offering on August 13, 2007, all of the outstanding convertible preferred shares were converted into common shares. Therefore, subsequent to this stock conversion the Company uses the if-converted method under SFAS No. 128 to calculate earnings per share.

We believe that the following non-GAAP earnings per share information for the three and six months ended June 30, 2007 is relevant and useful information that can be used by analysts, investors and other interested parties to assess our performance on a comparable basis to the three and six months ended June 28, 2008 and future reported earnings per share. Accordingly, we are disclosing this information to permit additional analysis of our performance (in thousands, except share data):

	2007				2008
	As Reported		Non-GAAP		As Reported
	Three months ended June 30, 2007	Six months ended June 30, 2007	Three months ended June 30, 2007	Six months ended June 30, 2007	Three months ended June 28, 2008	Six months ended June 28, 2008
Numerator:
Net income as reported	$10,556	$19,653	$10,556	$19,653	$10,601	$19,392
Accretion of preferred stock	(1,956)	(3,913)	—	—	—	—
Undistributed income attributable to preferred stockholders	(5,802)	(10,630)	—	—	—	—

Net income attributable to common stockholders	$2,798	$5,110	$10,556	$19,653	$10,601	$19,392

Denominator:
Weighted average common shares outstanding—number of shares used in per share calculation—Basic	16,692,547	16,642,779
Options to purchase common stock	4,039,467	4,056,332

Weighted average number of shares used in per common share calculation—Diluted	20,732,014	20,699,111

Weighted average common shares outstanding			16,692,547	16,642,779
Weighted average preferred shares outstanding			34,612,503	34,612,503

Number of shares used in per share calculation—Basic			51,305,050	51,255,282	56,166,934	55,637,976
Options to purchase common stock			4,039,467	4,056,332	3,883,688	4,413,349

Weighted average number of shares used in per share calculation—Diluted			55,344,517	55,311,614	60,050,622	60,051,325

Net income per share:
Basic	$0.17	$0.31	$0.21	$0.38	$0.19	$0.35

Diluted	$0.13	$0.25	$0.19	$0.36	$0.18	$0.32